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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

Plan Administrator of Samsonite
  Corporation Employee Savings Trust

We consent to incorporation by reference in the registration statement (No. 333-19281) on Form S-8 of Samsonite Corporation of our report dated June 15 2001, relating to the statements of net assets available for benefits of the Samsonite Corporation Employee Savings Trust as of December 31, 2000 and 1999 and the statements of changes in net assets available for benefits for the years ended December 31, 2000 and 1999 and the related supplemental schedule, which report appears in the December 31, 2000 annual report on Form 11-K of Samsonite Corporation.



                                                     /s/ KPMG LLP



Denver, Co.
June 19, 2000


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